EXHIBIT 10.23

September 5, 2014

Ms. Claudia Toussaint
[ADDRESS ON FILE WITH THE COMPANY]

Dear Claudia:

We are pleased to confirm our offer of employment to join Xylem Inc. (“Xylem” or “Company”) as Senior Vice President, General Counsel & Corporate Secretary. You will be based at our headquarters location in Rye Brook, NY. Your first day of employment is still to be determined but expected to be on or about October 22, 2014 or shortly thereafter. In this position, you will report directly to Patrick Decker, President & Chief Executive Officer.

Below are the terms of the offer we discussed:

•Base Salary: Your base salary will be $410,000 per year payable in bi-weekly installments. Annual merit increases are normally scheduled for March of each year, unless otherwise notified and will be prorated if a full year has not elapsed since your date of hire. Annual increases are at the discretion of Xylem’s Leadership Development and Compensation Committee (the “Committee”).

•Annual Incentive Plan: You will be eligible for participation in the Xylem Annual Incentive Plan beginning with performance year 2014 according to the approved parameters of the plan and provided targets are met. Your bonus target is 65% of base salary. Approved bonus awards are typically paid in March for performance from the previous calendar year and are prorated for the portion of the calendar year in which you were employed.

•Sign-On Bonus: To help offset the compensation impact resulting from your transition, you will receive a one-time sign-on bonus in the amount of $300,000 payable within 30 days of hire.

•Annual Long-Term Incentive Award Grant: You will be eligible to participate in the Xylem Long-Term Incentive Program in March 2015 and will have an annual target award of $550,000 to be provided as 34% in Stock Options (SOs), 33% in Restricted Stock Units (RSUs), and 33% in Performance Share Units (PSUs). Actual annual grants may vary due to Committee discretion with regard to individual performance and market competitiveness.

The equity program is implemented and administered as per approved program parameters, subject to review and approval by the Committee. Details of the 2014 program are outlined in the enclosed Executive Compensation Brochure.

•Sign-On RSU Grant: You will also be granted a special new hire RSU grant of $2,250,000 upon your first day of employment in recognition of equity awards you have forfeited upon accepting Xylem’s offer of employment. The vesting schedule for the sign-on RSUs will provide that, subject to your continued employment, 50% of the sign-on RSUs vest on the second anniversary of the grant date and the remaining 50% vest in three equal annual installments on the first, second and third anniversary of the grant date.

•Benefit Plans: A complete benefits package will be made available to you and your eligible dependents, subject to any enrollment waiting periods as defined by the plans. You will also be required to bring in the original birth certificate(s) for your dependent children (if applicable) and your marriage certificate (if applicable) if you wish to cover your dependents under any Xylem sponsored benefit program (i.e., health insurance).

I have attached a benefit summary for your reference. You will be scheduled for a comprehensive benefit orientation during your first week of employment.

•Paid Time Off (PTO): Xylem provides Paid Time Off (PTO) to benefits-eligible employees to enable time off from work for rest and relaxation and to balance their lives. PTO provides a single bank of hours employees can use for sick, vacation and/or other personal reasons. You will accrue paid time off at the bi-weekly accrual rate of 7.08 hours per pay period (equivalent to 23 days annually). PTO is accrued on a bi-weekly basis and actual PTO earned is based on total eligible hours worked and/or utilized during each pay period. Below is the Accrual Schedule for completed years of service.

Completed Years of Service	Bi-Weekly Accrual Rate (Full-Time)	Equivalent Days Annually (Full-Time)
Senior Exec New Hire	7.08 hours	23 days (184 hours)
15 through 24	7.70 hours	25 days (200 hours)
25 or more	9.24 hours	30 days (240 hours)

In addition, Xylem recognizes 12 paid holidays per year with 8 core holidays and 4 floating holidays (may be assigned to specific calendar days by local site management). The Core Holiday Schedule for 2014 is provided below.

New Year’s Day	Wednesday, January 1	Thanksgiving	Thursday, November 27
Memorial Day	Monday, May 26	Day after Thanksgiving	Friday, November 28
Independence Day	Friday, July 4	Christmas	Thursday, December 25
Labor Day	Monday, September 1	Day after Christmas	Friday, December 26

Please note that all Board appointed Officers are provided with indemnification insurance coverage through Xylem’s Director & Officers Indemnification Insurance Policies. Xylem maintains both a Domestic Policy and an International Policy.

Enclosed with this offer are a Covenant Against Disclosure and Xylem Code of Conduct Brochure. Please review these documents carefully and sign and return the Acknowledgment forms upon your acceptance of employment.

Under federal law, all employees are required to sign a Form I-9 and present information verifying authorization to work in the United States. A form describing this requirement and information needed for documentation is enclosed. The information must be provided within three (3) days of your hire date.

As indicated on the application form you completed, your employment and compensation with Xylem are “at will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself. This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment.

This offer is contingent upon successful completion of all pre-placement requirements to Xylem’s satisfaction including but not limited to a drug screen, and other appropriate pre-placement background checks. Your start date will be mutually determined between you and Xylem once you have completed all pre-placement requirements to Xylem’s satisfaction.

This offer of employment contains all the terms of the agreement between Xylem and you. As such, it supersedes any prior or subsequent representation. No manager or representative of Xylem has the authority to enter into any agreement for employment for any specified period of time or to make any agreement, contract or promises contrary to this offer.

We are looking forward to your formal acceptance of this offer. Please indicate your agreement to the terms and conditions of this letter and its contents by signing below no later than Monday, September 8, 2014.

Upon your acceptance, please forward the completed, signed documents to me.

Claudia, we are confident you have a great deal to contribute to our organization and believe our association will prove to be a great opportunity for both of us. Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it, along with the Acknowledgement forms, to my attention as soon as possible. You should also retain a copy for your personal files.

Sincerely,

/s/ Patrick Decker
Patrick Decker
President & Chief Executive Officer

The above offer is accepted subject to the foregoing conditions.

/s/ Claudia Toussaint	September 7, 2014
Claudia Toussaint	Date

Cc: Rhonda McKeever
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